BIOANALYTICAL SYSTEMS, INC.

EMPLOYEE STOCK OPTION AGREEMENT

THIS AGREEMENT, made this 7th day of February 2013, by and between Bioanalytical Systems, Inc., an Indiana corporation with its principal office at 2701 Kent Avenue, West Lafayette, Indiana (hereinafter called “Company”), and Jacqueline M. Lemke, residing at 14239 Kingdom Court, Fishers, IN 46040 (hereinafter called the “Grantee”), pursuant to the terms, conditions and limitations contained in the Company’s 2008 Stock Option Plan (hereinafter called the “Plan”), a copy of which is attached hereto as Exhibit A.

WITNESSETH THAT:

WHEREAS, in the interests of affording an incentive to the Grantee to give her best efforts to the Company as a company officer, key employee, or member of the Board of Directors, the Company wishes to provide that the Grantee shall have an option to buy Common Shares of the Company:

NOW, THEREFORE, it is hereby mutually agreed to as follows:

1.          The Company hereby grants to the Grantee the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 50,000 shares (hereinafter called “Subject Shares”) of the presently authorized, but unissued, or treasury, Common Shares of the Company, (hereinafter called the “Common Shares”) at a purchase price of $1.70 per share (hereinafter called the "Option Price"), exercisable in whole or in part from time to time subject to the limitation that no option may be exercised with respect to fewer than twenty-five (25) Subject Shares, in which event any exercise must be as to all such shares and subject to the further limitations that fifty percent (50%) of the options represented by this Option Agreement shall vest and become exercisable in three equal annual installments on the first, second and third anniversaries of the grant date, and the other 50% of the Options will vest and become exercisable on the date the audit of the Company's fiscal 2013 financial statements is completed, but only if the Company's EBITDA for fiscal 2013 is equal to or greater than the budgeted EBITDA set forth in the Company's operating plan for fiscal 2013 as determined by the Board of Directors of the Company (the "Board"). The option will be considered to have been effectively exercised upon delivery to the Company of the Option Price and a “Notice of Exercise” in the form attached hereto, and the satisfaction of all other conditions described in this letter. The options will terminate as provided for in the Option Plan and related agreement, provided that, in the event Employee ceases to serve as an employee of the Company or any of its subsidiaries due to a termination by the Company without cause or a resignation by Employee for "good reason", Employee will be entitled to exercise any options that are vested on the date Employee's employment terminated for a period of sixty (60) days following such termination date. The option shall expire as to all unexercised Subject Shares subject to purchase hereunder at the close of business on the 10th anniversary date of this Option Agreement (or on the next business day if that date is a Saturday, Sunday or holiday).

2. Subject to the limitations specified in Section 1 hereof and the terms and conditions of the Plan (including, but not limited to, the exercise provisions of Section 7 of the Plan), the Grantee may from time to time exercise this option by delivering a written notice of exercise and subscription agreement to the Secretary of the Company specifying the number of whole shares to be purchased, accompanied by payment of the Option Price (i) in cash, (ii) by certified check or bank cashier’s check, (iii) through the tender to the Company of Common Shares of the Company owned by the Grantee or by withholding of Common Shares of the Company that are subject to the option, which Common Shares shall be valued, for purposes of determining the extent to which the purchase price has been paid, at their fair market value on the date of exercise as determined in Section 6(c) of the Plan, or (iv) by a combination of the methods described in (i), (ii), or (iii). The Company may, in its sole discretion, refuse to withhold Common Shares of the Company as payment of the Option Price. Such exercise shall be effective upon receipt by the Secretary of such written notice, subscription agreement and payment of the Option Price. Only the Grantee may exercise the option during the lifetime of the Grantee. No fractional shares may be purchased at any time hereunder.

3. Upon the effective exercise of the option, or any part thereof, certificates representing the shares so purchased, marked fully paid and non-assessable, shall be delivered to the person who exercised the option, except as provided in Section 6(j) of the Plan. Until certificates representing such shares shall have been issued and delivered, the Grantee shall not have any of the rights or privileges of a shareholder of the Company in respect of any such shares.

4. In the event that, prior to the delivery by the Company of all the Subject Shares, there shall be an increase or reduction in the number of Common Shares of the Company issued and outstanding by reason of any subdivision or consolidation of Common Shares or any other capital adjustment, the number of Subject Shares then subject to this option shall be increased or decreased as provided in Section 11 of the Plan.

5. The option and the rights and privileges conferred by this Option Agreement shall not be assigned or transferred by the Grantee in any manner except by will or under the laws of descent and distribution. In the event of any attempted assignment or transfer in violation of this Section 5, the option, rights and privileges conferred by this Option Agreement shall become null and void.

6. Nothing herein contained shall be deemed to create any limitation nor restriction upon such rights as the Company would otherwise have to terminate a person as an employee of the Company.

7. The option, rights and privileges herein conferred are granted subject to the terms and conditions set forth herein and in the Plan.

8. Any notices to be given or served under the terms of this Option Agreement shall be addressed to the Secretary of the Company at 2701 Kent Avenue, West Lafayette, Indiana, and to the Grantee at the address set forth on page one of this Option Agreement, or such other address or addresses as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given or served, and deposited in the United States mail.

9. The interpretation by the Compensation Committee, appointed by the Company’s Board of Directors to administer the Plan, or any provisions of the Plan or of this Option Agreement shall be final and binding on the Grantee unless otherwise determined by the Company’s Board of Directors.

10. This Option Agreement shall be governed by the laws of the State of Indiana.

IN WITNESS WHEREOF, the Company and the Grantee have signed this Option Agreement as of the day and year first above written.

“COMPANY”

BIOANALYTICAL SYSTEMS, INC.

By:
David W. Crabb, M.D., Compensation Committee Chair

“GRANTEE”

Jacqueline M. Lemke